Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 28, 2025, relating to the financial statements of Surfside Acquisition, Inc. (the “Company”) as of and for the years ended December 31, 2024 and 2023. Our opinion included an explanatory paragraph as to the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ GRASSI & CO., CPAs, P.C.

Jericho, New York

September 24, 2025